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                                                                   EXHIBIT 16.1

February 5, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Ladies and Gentlemen:

We have read paragraphs one through three included under the heading "Change in Auditors" included on page 75 of Form S-1 dated February 5, 1999, of NetObjects, Inc. We are in agreement with the statements contained in the first sentence of paragraph one and paragraph's two and three. We have no basis to agree or disagree with the statements made in the second and third sentences of paragraph one.

                                             Very Truly Yours,

                                             /s/ Ernst & Young LLP

                                             Ernst & Young LLP